Exhibit 23.2

Independent Auditors’ Report and Consent

The Board of Directors
United Therapeutics Corporation:

The audits referred to in our report dated February 28, 2003, included the related financial statement schedule for each of the years in the two-year period ended December 31, 2002, included in this annual report on Form 10-K of United Therapeutics Corporation. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (No. 333-95419, No. 333-56922 and No. 333-108169) on Form S-8 of United Therapeutics Corporation of our reports dated February 28, 2003, with respect to the consolidated balance sheet of United Therapeutics Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2002, and the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of United Therapeutics Corporation.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002.

/s/ KPMG LLP

McLean, Virginia
March 9, 2004